EXHIBIT 10.1

EXCLUSIVITY AGREEMENT

This EXCLUSIVITY AGREEMENT (this “Agreement”), is entered into, as of November 10, 2006, by and between Black Sands Petroleum, Inc., a Nevada corporation with offices at Suite 328, 369 Rocky Vista Park Drive, Calgary, Alberta T3G 5K7 (“Blacksands”), and Access Energy Inc., an [Ontario] corporation with offices at Suite 1405, 220 Bay Street, Toronto, Ontario M5J 2W4.

The parties have engaged in preliminary, non-binding discussions regarding the terms of a possible transaction between Access and Blacksands pursuant to which Blacksands would purchase a significant interest in Access (the “Transaction”).

As a condition to pursuing the Transaction, Blacksands has requested that Access enter into this Agreement and Access is willing to do so.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

1.  Exclusivity. Access agrees that it shall not, and shall not permit any of its respective subsidiaries or affiliates, and will cause its respective officers, directors, employees, agents and representatives not to, at any time during the one hundred and twenty (120) day period commencing on the date hereof (the “Exclusivity Period”), directly or indirectly, (a) solicit, initiate or encourage submission of further proposals or offers from any person, other than Blacksands, relating to any acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, Access, any of its subsidiaries or affiliates controlled by Access or any business combination involving Access or any of its subsidiaries or affiliates controlled by Access, or the declaration or payment of any dividend or any change in the public debt or capital structure of Access or any of its subsidiaries or affiliates controlled by Access, (b) participate in any negotiations regarding, or furnish to any other person any additional non-public information with respect to, or otherwise further cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person other than Blacksands to do or seek any of the foregoing. During the Exclusivity Period, Access shall promptly advise Blacksands if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made, shall promptly inform Blacksands of all the terms and conditions thereof, and shall furnish to Blacksands copies of any such written proposal or offer and the contents of any communications in response thereto. During the Exclusivity Period, Access shall not, without the consent of Blacksands, enter into, or commit to enter into, any material transaction outside the ordinary course of business or any transactions of the type described in Paragraph 1(a). In addition, Access agrees that it will immediately cease, from the date hereof through the end of the Exclusivity Period, any existing discussions or negotiations with any party other than Blacksands or its affiliates that relate to, or may reasonably be expected to lead to, any transaction outside of the ordinary course of business, consistent with its past practices, or any transaction of the type described in Paragraph 1(a). If Blacksands notifies Access in writing that Blacksands is terminating discussions regarding the potential Transaction, then Access shall have the right to immediately terminate the Exclusivity Period.

2.  Access. Upon reasonable advance notice to Access, Access shall allow Blacksands and its representatives full and complete access to the assets and the books, records and documents of Access and its subsidiaries and affiliates during normal business hours or such other hours as Access and Blacksands shall agree and subject to the reasonable rules of Access, and Access shall make available (subject to the same conditions) the officers, employees, attorneys, independent accountants and other agents of Access and its subsidiaries and affiliates to discuss the business, condition (financial or otherwise) or prospects of Access in furtherance of the Transaction.

3.  Confidentiality. In connection with Blacksands’ evaluation (the "Evaluation") of the business and prospects of Access with respect to a possible Transaction, Blacksands will have access to certain information about the properties, business operations and financial condition of Access. All information about Access furnished by Access or its affiliates, or its directors, officers, employees, attorneys, accountants or controlling persons (collectively, "Representatives"), whether furnished before or after the date hereof, regardless of the manner in which it is furnished, is referred to in this Agreement as "Proprietary Information". Proprietary Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by Blacksands or its Representatives, (ii) was available to Blacksands on a nonconfidential basis prior to its disclosure by Access or (iii) becomes available to Blacksands on a nonconfidential basis from a person other than Access who is not otherwise bound by a confidentiality agreement with Access or its Representatives, or is not otherwise prohibited from transmitting the information to Blacksands. As used in this Agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, association, entity or individual.

a.  Unless otherwise agreed to in writing by Access, Blacksands agree on behalf of itself and its Representatives (i) except as required by law, to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than to its Representatives who are actively and directly participating in the Evaluation and to cause such persons to observe the terms of this letter agreement and (ii) not to use any Proprietary Information for any purpose other than in connection with the Evaluation in a manner which Access has approved. Blacksands will be responsible for any breach of the terms hereunder by itself or its Representatives.

b.  In the event that Blacksands is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, Blacksands agrees that it will provide Access with prompt notice of such request(s) to enable Access to seek an appropriate protective order. In the event that such protective order or other remedy is not obtained, Blacksands agrees to furnish only that portion of the Proprietary Information which it is legally compelled to disclose.

c.  The Proprietary Information shall remain the property of Access. Upon Blacksands’ completion of the Evaluation or upon Access’ request, Blacksands will promptly deliver to Access or at its request destroy all of the Proprietary Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in Blacksands’ possession or in the possession of any of its Representatives.

4.  Publicity. This Agreement is intended to be confidential and its existence shall not be disclosed by Blacksands or Access to any person unless required by law or the rules or regulations of the Nasdaq OTCBB or unless requested by any regulatory agency, including, but not limited to, the Unite States Securities and Exchange Commission; provided, however, that the foregoing shall not prohibit a party from making any such disclosure to any of the following (“Permitted Recipients”): (i) officers and directors of such party or any subsidiary, (ii) agents and advisors of such party or its subsidiaries (including legal, tax and financial advisors), (iii) applicable governmental authorities in connection with requesting approval for the proposed Transaction, and (iv) any other person with the prior consent of the other parties. In the event either party determines that any public announcement of this Agreement is required, it shall afford the other party the opportunity to review and comment on such public announcement prior to its release. In any event, if any party discloses, without the prior written consent of the other parties, the fact that discussions concerning a Transaction between the parties are taking place or the status or terms of any possible Transaction to any person other than a Permitted Recipient, then Blacksands (in the case of a disclosure by Access or any of its Permitted Recipients described in clause (i) or (ii) of the definition thereof) or (ii) Access (in the case of a disclosure by Blacksands or any of its Permitted Recipients described in clause (i) or (ii) of the definition thereof) may terminate discussions concerning the Transaction and the Exclusivity Period.

5.  Fees and Expenses.

a.  As consideration for the grant of the Exclusivity Period, Blacksands shall pay Access the sum of $100,000 Canadian (the “Exclusivity Fee”). The Exclusivity Fee shall be refundable only in the event of a breach of this Agreement by Access; otherwise, the Exclusivity Fee shall be non-refundable. In the event the parties proceed to consummate a Transaction, the Exclusivity Fee shall be applied in its entirety to monies otherwise payable by Blacksands to Access in connection therewith.

b.  Each party shall be responsible for all expenses incurred by it in connection with the activities contemplated by this Agreement.

6.  No Agreement Regarding the Transaction. There are no legally binding obligations among the parties relating to the Transaction except those specifically set forth herein. Each party acknowledges and agrees that this Agreement expresses the parties’ interests in continuing discussions regarding the Transaction and is not intended to, and does not, create any legally binding obligation on any party to consummate the Transaction. Such an obligation will arise only upon the negotiation, execution and delivery of final definitive agreements relating to the Transaction in form and substance satisfactory to the parties and their respective counsel. Neither the discussions or negotiations between the parties hereto nor this Agreement is intended to, and they do not, create any fiduciary or other special duties or obligations between the parties hereto other than those specifically set forth herein, including any implied covenant of good faith or fair dealing.

7.  Non-Assignability. This Agreement shall not be assignable without the prior written consent of the non-assigning party.

8.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

9.  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements related thereto.

10.  Amendments and Waivers. Neither this Agreement nor any of the terms hereof may be terminated, amended or waived orally, but only by an instrument in writing signed by the party against which enforcement of the termination, amendment or waiver is sought. The performance or observance of any provision of this Agreement may be waived in whole or in part and any period of time relating to such performance or observance may be extended from time to time, as agreed by the parties hereto.

11.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

12.  Termination. This Agreement will terminate upon the earliest of (a) termination or expiration of the Exclusivity Period in accordance with the terms hereof, (b) execution by the parties of definitive agreements with respect to a Transaction or (c) such earlier date as may be agreed upon by the parties hereto. Notwithstanding the foregoing, in the event this Agreement is terminated, the parties hereto agree that the provisions of Sections 3, 5, 7, 11 and the last sentence of Section 4 hereof shall survive any such termination and shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

BLACKSANDS PETROLEUM, INC.

By: /s/ Darren Stevenson
Darren R. Stevenson
President and Chief Executive Officer

ACCESS ENERGY INC.

By: /s/ Paul Parisotto
Paul Parisotto
President and Chief Executive Officer